UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2006

Guess?, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11893	95-3679695
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1444 S. Alameda Street Los Angeles, California		90021
(Address of Principal Executive Offices)		(Zip Code)

(213) 765-3100
(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2006, the Compensation Committee of the Board of Directors of Guess?, Inc. (the “Company”) approved an amended and restated employment agreement with each of Maurice Marciano (the “Maurice Marciano Employment Agreement”) and Paul Marciano (the “Paul Marciano Employment Agreement” and, together with the Maurice Marciano Employment Agreement, the “Employment Agreements”).  The Employment Agreements are effective January 1, 2007 and provide that, effective as of that date, Maurice Marciano will transition from his position as Co-Chairman of the Board and Co-Chief Executive Officer to become Chairman of the Board, and Paul Marciano will transition from his position as Co-Chairman of the Board and Co-Chief Executive Officer to become Chief Executive Officer and Vice Chairman of the Board.

Subject to certain termination provisions, each Employment Agreement provides for an initial term of employment extending until the last day of the fifth whole fiscal year of the Company commencing on or after January 1, 2007, provided that the term will automatically be extended for successive additional one fiscal year periods unless either the executive or the Company gives written notice of its intent not to extend the term at least 90 days prior to the expiration of the then-current term.

The Maurice Marciano Employment Agreement provides for Maurice Marciano to receive the following compensation and benefits:

•      base salary at the annual rate of $1,000,000 (subject to annual review by the Board of Directors);

•      an annual incentive bonus opportunity based on a bonus range, and on the achievement of performance criteria, to be established by the Compensation Committee, provided that the target bonus will equal at least 140% of base salary, the threshold bonus will equal one-half of the target bonus and the maximum bonus will not exceed 225% of base salary;

•      an annual grant of restricted shares of the Company’s common stock (“performance shares”) with a target value of 110% of base salary and a maximum value of 240% of base salary, such grants to be based on the achievement of annual performance criteria to be established by the Compensation Committee and subject to the Company’s then standard vesting schedule applicable to performance shares;

•      an annual grant of stock options (“performance options”) with a grant date Black-Scholes value of 110% of base salary, such grants to be based on the achievement of annual performance criteria to be established by the Compensation Committee and subject to the Company’s standard vesting schedule applicable to performance options;

•      lifetime retiree medical, dental and vision coverage for the executive and his eligible family members following a termination of employment (except in the event of a termination for “Cause” (as defined in the Employment Agreement), in which case such benefits are not payable); and

•      participation in the Company’s other benefit plans and policies on terms consistent with those generally applicable to the Company’s other senior executives (including, without limitation, continued participation in the Company’s Supplemental Executive Retirement Plan (“SERP”), vacation benefits, automobile allowance and other perquisites).

The Paul Marciano Employment Agreement provides for Paul Marciano to receive the same compensation and benefits described above for Maurice Marciano, except that (i) his annual incentive bonus opportunity will have a target value equal to at least 200% of base salary, a threshold value equal to one-half of the target bonus and a maximum value not to exceed 300% of base salary; (ii) his annual grant of performance shares will have a target value of 55% of base salary and a maximum value of 82.5% of base salary; and (iii) his annual grant of performance options will have a grant date Black-Scholes value of 55% of base salary.  In addition to these benefits, the Paul Marciano Employment Agreement provides that Paul Marciano will retain the special licensing bonus opportunity (the “Licensing Bonus”) previously awarded to him by the Company on September 27, 2005 with respect to the performance of the Company’s licensing segment.  The Compensation Committee may, in its sole discretion, award additional bonuses to Paul Marciano and Maurice Marciano.  Paul Marciano is also entitled to an employment inducement award of 500,000 shares of restricted stock.  Such shares are eligible to become vested at a rate of 20% per year over the five 12-month fiscal years commencing on or after January 1, 2007 based on the achievement of targeted annual earnings per share growth during the performance period or, in the event that the targeted annual earnings per share growth is not achieved for any such fiscal year, if the cumulative compound average earnings per share growth exceeds a targeted level of cumulative compound earnings per share growth for any subsequent 12-month fiscal year during the performance period. For each of the first three fiscal years, the annual target is growth in earnings per share of 15% or more as compared to the immediately preceding fiscal year and the cumulative target is a 15% rate of cumulative compound average earnings per share growth.  The annual and cumulative targets for the fourth and fifth fiscal years will be set at a rate of earnings per share growth determined by the Compensation Committee no later than the end of the first quarter of each such fiscal year. The restricted stock will become fully vested upon a “Change in Control” or if Paul Marciano’s employment with the Company is terminated on account of his death or total disability, by the Company without Cause or by the executive for “Good Reason.”  (The terms “Change in Control” and “Good Reason” are each defined in the applicable Employment Agreement.)  In addition, the Company will purchase, and will pay the premiums for, life insurance coverage on Paul Marciano’s life with the executive (or a trust established by the executive) as the owner of the policy and with the right to designate the beneficiary.

Each Employment Agreement provides that if the executive’s (Maurice Marciano’s or Paul Marciano’s, as applicable) employment with the Company is terminated by the Company without Cause (which includes a notice of non-renewal by the Company that would result in the expiration of the employment term prior to the executive’s 65th birthday) or by the executive for Good Reason (which includes a termination of employment for any or no reason during the 30-day period commencing 6 months after a Change in Control), subject to the executive delivering a valid release of claims in favor of the Company, the executive will be entitled to receive separation benefits equal to (i) a lump sum payment equal to three times the sum of the executive’s base salary and then target annual bonus; (ii) a pro-rata portion of the executive’s bonus for the year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon targeted performance had employment continued through the end of the year (but in no event less than the target bonus for the year); (iii) two years of additional service credit and age for benefit accrual, early retirement reduction and vesting purposes under the SERP; and (iv) for Paul Marciano, an additional $5 million if the termination occurs in 2007 or an additional $3.5 million if the termination occurs on or after January 1, 2008 but before December 31, 2012.  In such circumstances, in addition to the benefits described above, the Company, in its sole discretion, will have the option to enter into a 2-year consulting agreement with the executive providing for annual compensation at a rate of 50% of the executive’s base salary.

If Maurice Marciano’s or Paul Marciano’s employment with the Company terminates on account of the executive’s death, total disability or voluntary retirement, the Employment Agreements provide that the executive will be entitled to a pro-rata portion of the executive’s bonus (including a pro-rata Licensing Bonus, for Paul Marciano) for the year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon targeted performance had employment continued through the end of the year; and, in the case of a voluntary retirement, the Company will enter into a two-year consulting agreement with the executive providing for annual compensation at a rate of 50% of the executive’s base salary.

Should an executive’s benefits (whether under an Employment Agreement or any other plan or arrangement) be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986, the Employment Agreements provide that the Company will make an additional payment to the executive so that the net amount of such payment (after taxes) received by the executive is sufficient to pay the excise tax due.

Item 8.01                                             Other Events.

Acquisition of Focus Europe S.r.l.

Effective December 31, 2006, Guess?, Inc. (the “Company”), through its wholly-owned subsidiary, Guess? Europe, B.V. (“Purchaser”), completed the acquisition of 75% of the equity interest of Focus Europe S.r.l. (“Focus”) from Focus Pull S.p.A. (“Seller”).  The Focus purchase agreement also provides for the acquisition of 75% of the equity interest of Focus Spain S.A. (“Focus Spain”), subject to certain closing conditions.

Since 1997, the Company has licensed to Focus the right to manufacture, distribute and retail “GUESS by Marciano” contemporary apparel in Europe, the Middle East and Asia. The acquisition of the licensee is expected to further accelerate the Company’s expansion in Europe.

The combined purchase price is expected to be €17.1 million ($22.6 million) subject to certain purchase price adjustments primarily pertaining to inventory valuations and other closing conditions, which are expected to be completed by June 2007.  The assets included in the Focus entity acquired at closing comprise inventories not older than one year, certain long term assets used to operate the business including leasehold interests related to four GUESS by Marciano stores and approximately €1.1 million ($1.5 million) in cash which will be retained by Focus to pay for certain obligations.  These obligations relate to certain royalties payable to the Company under the pre-existing license agreement and certain amounts due under a loan agreement, both of which are explicitly limited to the €1.1 million ($1.5 million) cash acquired.  The Purchaser has not assumed any receivables, payables or other debt as part of the acquisition.

At closing, the Purchaser paid approximately €10.0 million ($13.2 million) in cash and the Company issued €2.0 million ($2.7 million) in Guess?, Inc. common stock.  The remaining purchase price, presently estimated to be €5.1 million ($6.7 million), may increase or decrease based on the finalization of any purchase price adjustments and other closing conditions which are related to the Focus Spain transaction.  Such amount is expected to be paid upon completion of the purchase price adjustments described above.

The agreement also provides that at specific times during 2008, 2009 and 2010, Seller may require the Purchaser to acquire the remaining 25% of the equity interest in Focus for cash based upon a multiple of consolidated net income for the immediately preceding fiscal year.  The agreement further provides that, at a specific time in 2011, the Purchaser will have the option to purchase the remaining 25% of the equity interest in Focus for cash based upon a multiple of consolidated net income for the immediately preceding fiscal year.

Item 9.01                                             Financial Statements and Exhibits.

(d)          Exhibits

99.1                           Press Release of Guess?, Inc. dated January 8, 2007 (announcing management changes)

99.2                           Press Release of Guess?, Inc. dated January 8, 2007 (announcing Focus acquisition)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Guess?, Inc.

		By:	/s/ Carlos Alberini
Date:	January 8, 2007		Carlos Alberini
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Guess?, Inc. dated January 8, 2007 (announcing management changes)

99.2	Press Release of Guess?, Inc. dated January 8, 2007 (announcing Focus acquisition)